Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 7th day of March, 2006, by and between Autobytel Inc., a Delaware corporation (the “Company”), and Richard Post (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of April 27, 2005, whereby the Executive was engaged as the Company’s Chief Executive Officer and President (the “Employment Agreement”).

WHEREAS, pursuant to the terms of the Employment Agreement, the Company has extended the Term of the Executive’s employment to April 27, 2007, unless earlier terminated on a monthly anniversary date by the Company or the Executive upon thirty (30) or sixty (60) days’ prior written notice, respectively.

WHEREAS, on March 1, 2006 the Company entered into an employment agreement with James Riesenbach for the position of Chief Executive Officer and President, effective March 20, 2006 (the “Riesenbach Agreement”).

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to provide for a change in employment status of the Executive in connection with the contemplated commencement of employment by James Riesenbach at the Company pursuant to the Riesenbach Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

1. Amendment to Article 1 of the Employment Agreement. Article 1 of the Employment Agreement is hereby amended by deleting the text thereof in its entirety and inserting in lieu thereof the following:

ARTICLE 1

TERM OF EMPLOYMENT

The Company hereby employs the Executive as an employee of the Company, and the Executive hereby accepts such employment by the Company, for a period commencing on the date hereof and expiring on the first to occur of (a) the termination of the Executive’s employment pursuant to Article 6, and (b) April 27, 2007. If the Riesenbach Commencement (as defined below) does not occur, the Executive may upon sixty (60) days’ prior written notice to the Company resign his position as Chief Executive Officer and President and all other officer titles he holds with the Company and all officer positions and directorships he holds with all of its subsidiaries (a “Voluntary Change in Status”) or the Company may cause an Involuntary

Change in Status (as defined and provided in Section 6.1). In either of these events the term shall automatically extend to April 27, 2008 unless earlier terminated by the Company for Cause (as defined below) or by the Executive under Section 6.2. In addition, the Executive shall no longer be employed on a full-time basis but shall thereafter be employed on a part-time basis. As used herein, “Cause” means (A) the willful misappropriation by the Executive of the funds or property of the Company or its affiliates for personal gain, (B) the commission by the Executive of any willful act, or gross negligence, which materially injures, or could reasonably be expected to materially injure, the reputation, business or business relationships of the Company and its affiliates, (C) the commission by the Executive of a felony or other crime involving moral turpitude, or (D) the Executive’s continued willful and material breach of his obligations under this Agreement, in the case of this clause (D) after written notice to the Executive from the Company of such failure and such failure not having been cured by the Executive within thirty (30) days of such notice. In the event of a Voluntary Change in Status or an Involuntary Change in Status, the Executive shall no longer be entitled to a Base Salary under Section 3.1 or a Bonus under Section 3.2 of this Agreement in respect of service performed subsequent to such date but shall be compensated at the rate of an annual salary of one thousand dollars ($1,000) per day for each day worked, prorated for partial days worked, subject to withholding under Section 3.3. The Company shall pay the Executive for at least one full day of work in each month during the Term. During such part-time employment the Executive shall not be entitled to any benefits to which he may otherwise be entitled pursuant to Articles 4 or 5 of this Agreement (except for Section 5.2 which shall survive), though the Executive shall be entitled to reimbursement for all travel and other business expenses incurred by the Executive in connection with such employment provided the Executive provides to the Company adequate documentation for such expenses for purposes of tax deductibility. The period of time during which the Executive is employed by the Company pursuant to this Agreement, commencing on the date of this Agreement and ending on the date the term of this Agreement expires, is hereinafter referred to as the “Term.”

In the event Mr. James Riesenbach commences employment (the “Riesenbach Commencement”) with the Company as its President and Chief Executive Officer pursuant to the Riesenbach Agreement:

A. the term of the Executive’s employment shall extend for an additional twelve (12) months and terminate on April 27, 2008; provided that the Executive may terminate the Term for any reason upon at least thirty (30) days’ prior written notice to the Company and the Company may terminate the Term for Cause upon at least thirty (30) days’ prior written notice to the Executive. During the period from March 20, 2006 until the termination of the Term of employment by the Executive with the Company, the Executive shall provide advisory services to the Chief Executive Officer of the Company and to the Board of Directors as may be reasonably requested by either of them (taking into account the Executive’s other commitments); and

B. the Executive shall not have to work in Irvine, California past April 7, 2006 but shall make himself available to the Company as reasonably requested by the Chief Executive Officer and President of the Company. The Executive shall remain a full-time employee until April 7, 2006 and thereafter will become a part-time employee of the Company. In such circumstance, the Executive’s Base Salary shall be eliminated subsequent to April 7,

2006 and in lieu thereof the Executive shall be compensated through the remainder of the Term at a rate of $1,000 per day for each day worked, pro-rated for partial days worked subject to withholding as provided in Section 3.3, the Company shall have no further obligation under Sections 3.1 or 3.2 or Articles 4 or 5 (except for Section 5.2 which shall survive) for services performed subsequent to such date, and the Company shall reimburse the Executive for all travel and other business expenses incurred by the Executive in connection with such employment provided the Executive provides to the Company adequate documentation for such expenses for purposes of tax deduction. In addition the Company shall pay the Executive for at least one full day of work in each month during the Term once the Executive becomes a part-time employee of the Company.

2. Amendment to Article 2.1 of the Employment Agreement. If the Riesenbach Commencement occurs, or in the event of a Voluntary Change in Status or an Involuntary Change in Status, then Article 2 of the Employment Agreement shall be deleted in its entirety and inserted therefor:

ARTICLE 2

DUTIES AND OBLIGATIONS

During the Term, the Executive shall be employed as an employee of the Company and shall provide advice to the Chief Executive Officer of the Company and the Board of Directors of the Company as reasonably requested by either of them (taking into account the Executive’s other commitments).

3. Bonuses. If the Riesenbach Commencement occurs then as full payment of all bonuses due to the Executive under Section 3.2 of the Employment Agreement, (i) the Executive hereby accepts for 2005 the amount allocated to his position under the bonus schedule reviewed by the Compensation Committee of the Board in respect of 2005 and (ii) the Executive hereby accepts for 2006 an amount equal to the Target bonus for his position for 2006 multiplied by a fraction where the numerator is equal to the number of days in 2006 up to and through the last day worked by the Executive in 2006, but in no event beyond April 7, 2006, and the denominator is equal to 365. The Bonus in respect of 2005 shall in any event be paid at the same time as bonuses generally are paid to the Company’s senior executives in respect of such year, and, in the event the Riesenbach Commencement occurs, the Bonus in respect of 2006 shall be paid promptly after April 7, 2006. The Executive hereby waives any additional bonus due in respect of 2006 under Sections 3.2, 6.1 and 6.2, or otherwise and shall no longer be eligible for any other bonus as an employee in any subsequent period. If the Riesenbach Commencement does not occur, Bonuses shall continue to be paid to the Executive in accordance with Section 3.2 of the Employment Agreement.

4. Amendment to Change of Control Provision.

(a) If the Riesenbach Commencement does not occur then Section 3.5 shall be deleted in its entirety and the following shall be inserted therefor:

3.5 CHANGE OF CONTROL. Notwithstanding Article 1 above, in the event of a Change of Control (as defined in Section 3.6) of the Company (a) during the Term while the

Executive remains employed by the Company as its Chief Executive Officer and President, or (b) at any time during the six (6) month period following the last date that the Executive serves as the Company’s Chief Executive Officer and President, the Company shall pay to the Executive, concurrently with the consummation of such Change of Control, a lump sum amount equal to two (2) times the sum of the Executive’s annual Base Salary plus the Bonus (at the Target level).

(b) If the Riesenbach Commencement occurs then Section 3.5 will be deleted in its entirety and inserted therefor:

3.5 CHANGE OF CONTROL. Notwithstanding Article 1 above, in the event of a Change of Control (as defined in Section 3.6) of the Company within six (6) months of April 7, 2006, the Company shall pay to the Executive, concurrently with the consummation of such Change of Control, a lump sum amount equal to two (2) times the sum of the Executive’s annual Base Salary plus the Bonus (at the Target level); provided, however, that in the event any such Change of Control occurs subsequent to the Executive becoming employed on a part-time basis as provided in Article 1 above, the provisions of this Section 3.5 shall apply for the six (6) month period following the date on which the Executive becomes a part-time employee of the Company.

5. Grant of Options. If the Riesenbach Commencement does not occur, then for each full one month period of the Executive’s employment under the Employment Agreement, as amended hereby, subsequent to April 27, 2006, the Executive shall be granted an option to purchase 16,667 shares, pursuant to the Company’s option plan, priced on the first day of each full one month period, which option shall vest at the end of the full month period to which it relates assuming the Executive remains an employee of the Company through such date. These options shall be exercisable for two (2) years following the Executive’s termination of employment except if he is terminated by the Company for “Cause” in which event the option exercise period will expire.

6. Amendment to Article 6 of the Employment Agreement. Article 6 of the Employment Agreement shall be amended by deleting the text of Sections 6.1 and 6.2 in their entirety and the following shall be inserted therefor:

6.1 CHANGE IN STATUS BY THE COMPANY. The Company may, subsequent to March 20, 2006 and during the Term, upon thirty (30) days prior written notice, remove the Executive from his position as an officer of the Company and as an officer and/or director of its subsidiaries and change his status from that of full-time employee to part-time employee (collectively, an “Involuntary Change in Status”) for any reason or no reason by delivering written notice thereof to the Executive, and in such event, except as set forth in the proviso to this Section 6.1, neither party shall have any rights or obligations under Sections 3.1 and 3.2, or Articles 4 and 5; provided, however, that the Company shall pay to the Executive no later than thirty (30) days after such Involuntary Change in Status any amount due and owing as of the date of the Involuntary Change in Status pursuant to Sections 3.1 and 3.2 (including a Bonus (at the Target level) for the year in which the Involuntary Change in Status occurs prorated to the date of the Involuntary Change in Status) and Articles 4 and 5 (subject in each case to Section 3.3), and the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms.

6.2 TERMINATION BY THE EXECUTIVE. At any time during the Term, upon sixty (60) days’ prior written notice, the Executive may terminate his employment under this Agreement and resign as an employee of the Company for any reason or no reason by delivering written notice thereof to the Company, and in such event, except as set forth in the next two sentences of this Section 6.2, neither party shall have any rights or obligations under Article 2, Sections 3.1 and 3.2, or Articles 4 and 5. In the event the Executive terminates his employment under this Agreement prior to a Voluntary Change in Status or an Involuntary Change in Status, then (a) the Company shall pay the Executive any amount due and owing as of the termination date pursuant to Section 3.1 and Section 3.2 and Articles 4 and 5 (subject, in each case, to Section 3.3), and (b) the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms. In the event the Executive terminates his employment under this Agreement subsequent to a Voluntary Change in Status or an Involuntary Change in Status, then the Company shall pay the Executive any amounts due through the termination date in respect of the Executive’s then annual salary and as reimbursement for out-of-pocket expenses properly incurred during the Term that have not yet been reimbursed.

7. Director’s Fees and Stock Grants. If the Executive becomes a part-time employee of the Company as contemplated by this Amendment then the Executive shall be entitled in his capacity and during his term of service as a member of the Board of Directors of the Company to all fees and stock and options grants he would otherwise be entitled to as a director had he not been a part-time employee of the Company.

8. Office Space. During the Term the Company shall make available to the Executive the office space it currently leases in Denver, Colorado (or an equivalent office space in Denver, Colorado) for use in connection with his employment by the Company.

9. Full Force and Effect. Except as amended or otherwise modified by Sections 1 through 8 above, the Employment Agreement remains in full force and effect.

10. Governing Law. This Amendment shall be construed, interpreted and governed by the laws of the Sate of California, without giving effect to the principles of conflict of laws thereof.

11. Notices. Any notice given in connection with this Amendment shall be made in writing and shall be considered effected if delivered in accordance with the provisions of Section 9.4 of the Employment Agreement, as if such notice had been given in connection therewith.

12. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13. Definitions. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AUTOBYTEL INC.

By:	/s/ Michael Fuchs
Name:	Michael Fuchs
Title:	Chairman

RICHARD POST

/s/ Richard Post